Exhibit 16.1

November 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on or about November 3, 2023, of Adamas One Corp. and are in agreement with the statements contained in paragraphs 2-5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely yours,

Semple, Marchal & Cooper, LLP